Exhibit 99.1
FOR IMMEDIATE RELEASE
CASELLA WASTE SYSTEMS, INC. ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2020 RESULTS; AND PROVIDES FISCAL YEAR 2021 GUIDANCE
–Financial results exceeded expectations, with strong operating execution, real-time cost controls and disciplined cash flow management.
RUTLAND, VERMONT (February 18, 2021) — Casella Waste Systems, Inc. (NASDAQ: CWST), a regional solid waste, recycling and resource management services company, today reported its financial results for the three and twelve month periods ended December 31, 2020. The Company also provided guidance for the fiscal year ending December 31, 2021 ("fiscal year 2021").
Highlights for the Three and Twelve Months Ended December 31, 2020:
•Revenues were $200.2 million for the quarter, up $6.6 million, or up 3.4%, from the same period in 2019. Revenues were $774.6 million for the twelve months ended December 31, 2020 ("fiscal year 2020"), up $31.3 million, or up 4.2%, from the fiscal year ended December 31, 2019 ("fiscal year 2019").
•Overall solid waste pricing for the quarter was up 3.9%, driven by robust collection pricing, up 3.8%, and strong landfill pricing, up 5.6%, from the same period in 2019.
•Net income was $62.9 million for the quarter, up $53.9 million from the same period in 2019. Net income was $91.1 million for fiscal year 2020, up $59.5 million from fiscal year 2019. The fourth quarter of fiscal year 2020 includes a $55.0 million non-recurring benefit to income taxes due to the reversal of a valuation allowance on the majority of our net operating loss carryforwards and other deferred tax assets.
•Adjusted EBITDA, a non-GAAP measure, was $42.6 million for the quarter, up $1.5 million, or up 3.7%, from the same period in 2019. Adjusted EBITDA was $171.4 million for fiscal year 2020, up $14.9 million, or up 9.5%, from fiscal year 2019.
•Net cash provided by operating activities was $139.9 million for fiscal year 2020, up $23.1 million, or up 19.8%, from fiscal year 2019.
•Adjusted Free Cash Flow, a non-GAAP measure, was $69.1 million for fiscal year 2020, up $13.7 million, or up 24.7%, from fiscal year 2019.
•Exceeded our initial guidance ranges announced in February 2020 for net income, net cash provided by operating activities and Adjusted Free Cash Flow and achieved our initial Adjusted EBITDA guidance range.
“The last year has been a challenging time and I am extremely proud of our 2,500 dedicated employees, especially our frontline team members who have worked hard to effectively service our customers while meeting our high safety and environmental standards,” said John W. Casella, Chairman and CEO of Casella Waste Systems, Inc. “As an essential services provider, we have continued to operate effectively through this period and our number one priority has been, and will continue to be, keeping our people and the communities we serve safe and healthy.”
“Solid waste volumes were down (4.6)% year-over-year in the quarter and down (7.2)% for the year, as certain customers sustained negative business impacts from the COVID-19 pandemic,” Casella said. “Volume declines continued to moderate throughout the fourth quarter as various commercial customers reopened or increased services, construction activity increased, and overall economic activity rebounded across our mainly secondary and rural markets in the northeast.”
“Despite the negative volume and cost impacts of the COVID-19 pandemic during 2020, we still increased Adjusted EBITDA by 9.5% and Adjusted Free Cash Flow by 24.7% year-over-year,” Casella said. “This is a true testament to the hard work and dedication of our team, the resiliency of our business model, and our asset positioning in the disposal capacity constrained northeast market that allowed us to advance positive pricing. Systems enhancements over the last year have improved our ability to analyze and respond to key sales trends and operational metrics in a more responsive and intelligent manner.”
“In addition, we continue to execute well against our long-term growth strategy, and year-to-date in 2021 we have acquired one business with approximately $4 million of annualized revenues,” Casella said. “Our acquisition and development pipeline remains robust, and we believe that there is substantial opportunity to drive additional cash flow growth across our footprint with opportunistic acquisitions.”
For the quarter, revenues were $200.2 million, up $6.6 million, or up 3.4%, from the same period in 2019, with revenue growth mainly driven by: positive collection and disposal pricing; the roll-over impact from acquisitions; higher resource solutions volumes; and higher recycling commodity prices; partially offset by lower fuel surcharge and other fees along with lower solid waste volumes primarily due to the negative economic impacts of the COVID-19 pandemic.
Net income was $62.9 million for the quarter, or $1.24 per diluted common share, up $53.9 million, or up 594.0%, as compared to net income of $9.1 million, or $0.19 per diluted common share, for the same period in 2019. The quarter included $0.3 million of expense from acquisition activities, $0.8 million of legal and other expenses associated with closure of our landfill in Southbridge, Massachusetts ("Southbridge Landfill"), and a $55.0 million non-recurring benefit to income taxes due to the reversal of a valuation allowance on the majority of our net operating loss carryforwards and other deferred tax assets. The same quarter last year included $0.5 million of expense from acquisition activities and $0.6 million of legal and other costs associated with the Southbridge Landfill closure. Adjusted Net Income, a non-GAAP measure, was $8.8 million for the quarter, or $0.17 Adjusted Diluted Earnings Per Common Share, down $(1.4) million, or down (14.2)%, as compared to Adjusted Net Income of $10.2 million, or $0.21 Adjusted Diluted Earnings Per Common Share, for the same period in 2019. Operating income was $14.2 million for the quarter, down $(0.4) million, or down (2.7)% from the same period in 2019. Adjusted EBITDA was $42.6 million for the quarter, up $1.5 million, or up 3.7%, from the same period in 2019.
For fiscal year 2020, revenues were $774.6 million, up $31.3 million, or up 4.2%, from fiscal year 2019. Net income was $91.1 million, or $1.86 per diluted common share, for fiscal year 2020, as compared to net income of $31.7 million, or $0.66 per diluted common share, for fiscal year 2019. Adjusted Net Income was $40.8 million, or $0.83 Adjusted Diluted Earnings Per Common Share, for fiscal year 2020, as compared to $40.6 million, or $0.85 Adjusted Diluted Earnings Per Common Share, for fiscal year 2019.
Operating income was $59.3 million for fiscal year 2020, up $6.2 million from fiscal year 2019. Adjusted Operating Income, a non-GAAP measure, was $65.7 million for fiscal year 2020, up $3.7 million from fiscal year 2019. Adjusted EBITDA was $171.4 million for fiscal year 2020, up $14.9 million from fiscal year 2019.
Net cash provided by operating activities was $139.9 million for fiscal year 2020, as compared to $116.8 million for fiscal year 2019. Adjusted Free Cash Flow was $69.1 million for fiscal year 2020, as compared to $55.5 million for fiscal year 2019. Adjusted Free Cash Flow for the fiscal year included the following adjustments: $8.9 million of landfill closure, site improvement and remediation expenditures associated with the remediation project at our Potsdam, New York scrap yard ("Potsdam") and the Southbridge Landfill closure; $1.3 million of cash outlays related to acquisition activities; $10.6 million of capital expenditures associated with the expansion at our landfill in Coventry, Vermont ("Waste USA Landfill"); and $16.0 million of non-recurring capital expenditures primarily related to acquisitions.
Fiscal Year 2021 Outlook
“Our 2021 budget is tracking ahead of the strategic plan that we first introduced in August 2017 and reflects continued execution of our key strategies with the goal of driving additional shareholder value," Casella said. “We expect solid growth again in 2021 despite continued volume headwinds and negative cost impacts of the COVID-19 pandemic.”
“Our guidance ranges assume a stable economic environment continuing from the fourth quarter 2020 through the remainder of 2021,” Casella said. "And the guidance ranges do not contemplate a severe relapse of the COVID-19 pandemic or new stay-at-home orders, which may negatively impact commercial and general economic activity in our markets through the remainder of 2021. There are still many variables outside of our control, such as new waves of COVID-19, additional stay-at-home orders, the availability and effectiveness of vaccines and therapeutics as well as impacts on the economy as the Federal stimulus programs run their course. However, our team has remained nimble in this rapidly changing environment and continues to flex operating costs and drive operating efficiencies to offset lower volumes or other headwinds.”
The Company provided guidance for fiscal year 2021 by estimating results in the following ranges:
•Revenues between $815 million and $830 million (as compared to $774.6 million in fiscal year 2020);
•Net income between $33 million and $37 million (as compared to $91.1 million in fiscal year 2020, which included a $55.0 million benefit from the reversal of the valuation allowance);
•Adjusted EBITDA between $184 million and $188 million (as compared to $171.4 million in fiscal year 2020);
•Net cash provided by operating activities between $149 million and $153 million (as compared to $139.9 million in fiscal year 2020); and
•Adjusted Free Cash Flow between $75 million and $79 million (as compared to $69.1 million in fiscal year 2020).

Adjusted EBITDA and Adjusted Free Cash Flow related to fiscal year 2021 are described in the Reconciliation of Fiscal Year 2021 Outlook Non-GAAP Measures section of this press release. Net income and Net cash provided by operating activities are provided as the most directly comparable GAAP measures to Adjusted EBITDA and Adjusted Free Cash Flow, respectively, however these forward-looking estimates for fiscal year 2021 do not contemplate any unanticipated or non-recurring impacts.
The Company provided the following assumptions that are built into its outlook:
•Overall the Company expects revenue growth of between 5.2% and 7.2% in fiscal year 2021, including 1.5% revenue growth from the roll-over impact of acquisitions completed during fiscal year 2020 and those already completed in early fiscal year 2021.
•Does not include the impact of any acquisitions that have not yet been completed.
•In the Solid Waste business, revenue growth of between 6.5% and 9.5%, with price growth from 3.5% to 4.5%, volume growth from 1.0% to 2.5%, and 2.0% growth from acquisitions completed during fiscal year 2020 and those already completed in early fiscal year 2021.
•In the Resource Solutions business, revenue growth of approximately 1.5%, mainly driven by higher recycling commodity prices and neutral to slightly higher volumes, partially offset by lower processing fees.
•Capital expenditures of approximately $113 million, which includes approximately $15 million of non-recurring capital associated with acquisition integration, and $13 million of Waste USA landfill phase VI construction capital expenditures.
•Net cash provided by operating activities will be negatively impacted in fiscal year 2021 as we plan to spend $10 million on landfill closure, site improvement and remediation expenditures associated with the Southbridge landfill closure. We expect the Southbridge Landfill closure project to be substantially completed in fiscal year 2021.
•Given the reversal of the tax valuation allowance in fiscal year 2020, we now expect an income statement tax provision of approximately 30.5% in fiscal year 2021. However, our cash taxes are expected to remain at approximately $1.5 million in fiscal year 2021.
Conference call to discuss quarter and fiscal year results
The Company will host a conference call to discuss these results on Friday, February 19, 2021 at 10:00 a.m. Eastern Time. Individuals interested in participating in the call should dial (877) 838-4153 or for international participants (720) 545-0037 at least 10 minutes before start time. The Conference ID is 933 8304 for the call and the replay.
The call will also be webcast; to listen, participants should visit the company’s website at http://ir.casella.com and follow the appropriate link to the webcast. A replay of the call will be available on the Company's website, or by calling (855) 859-2056 or (404) 537-3406 (Conference ID 933 8304).
About Casella Waste Systems, Inc.
Casella Waste Systems, Inc., headquartered in Rutland, Vermont, provides resource management expertise and services to residential, commercial, municipal and industrial customers, primarily in the areas of solid waste collection and disposal, transfer, recycling and organics services in the northeastern United States. For further information, investors contact Ned Coletta, Chief Financial Officer at (802) 772-2239; media contact Joseph Fusco, Vice President at (802) 772-2247; or visit the Company’s website at http://www.casella.com.
Safe Harbor Statement
Certain matters discussed in this press release, including, but not limited to, the statements regarding our intentions, beliefs or current expectations concerning, among other things, the expected and potential direct or indirect impacts of the COVID-19 pandemic on our business; our financial performance; financial condition; operations and services; prospects; growth; strategies; and guidance for fiscal year 2021, are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by the context of the statements, including words such as “believe,” “expect,” “anticipate,” “plan,” “may,” “would,” “intend,” “estimate,” "will," “guidance” and other similar expressions, whether in the negative or affirmative. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which the Company operates and management’s beliefs and assumptions. The Company cannot guarantee that it actually will achieve the financial results, plans, intentions, expectations or guidance disclosed in the forward-looking statements made. Such forward-looking statements, and all phases of the Company's operations, involve a number of risks and uncertainties, any one or more of which could cause actual results to differ materially from those described in its forward-looking statements.

Such risks and uncertainties include or relate to, among other things, the following: it is challenging to predict the duration and scope of the COVID-19 pandemic and its negative effect on the economy, our operations and financial results; policies adopted by China and other countries will further restrict imports of recyclable materials into those countries and have a further material impact on the Company’s financial results; the capping and closure of the Southbridge Landfill and the lawsuit relating to the North Country Landfill could result in material unexpected costs; adverse weather conditions may negatively impact the Company's revenues and its operating margin; the Company may be unable to increase volumes at its landfills or improve its route profitability; the economics of recycling programs may cause municipalities to reconsider the viability of continuing these programs; the Company's need to service its indebtedness may limit its ability to invest in its business; the Company may be unable to reduce costs or increase pricing or volumes sufficiently to achieve estimated Adjusted EBITDA and other targets; landfill operations and permit status may be affected by factors outside the Company's control; the Company may be required to incur capital expenditures in excess of its estimates; the Company's insurance coverage and self-insurance reserves may be inadequate to cover all of its significant risk exposures; fluctuations in energy pricing or the commodity pricing of its recyclables may make it more difficult for the Company to predict its results of operations or meet its estimates; the Company may be unable to achieve its acquisition or development targets on favorable pricing or at all; and the Company may incur environmental charges or asset impairments in the future.
There are a number of other important risks and uncertainties that could cause the Company's actual results to differ materially from those indicated by such forward-looking statements. These additional risks and uncertainties include, without limitation, those detailed in Item 1A, “Risk Factors” in the Company's most recently filed Form 10-K and Form 10-Q and in other filings that the Company may make with the Securities and Exchange Commission in the future.
The Company undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.
Investors:
Ned Coletta
Chief Financial Officer
(802) 772-2239
Media:
Joseph Fusco
Vice President
(802) 772-2247
http://www.casella.com

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
	Unaudited
Revenues	$200,240	$193,619	$774,584	$743,290
Operating expenses:
Cost of operations	133,260	130,949	515,646	508,656
General and administration	28,170	25,358	102,410	92,782
Depreciation and amortization	23,501	21,646	90,782	79,790
Southbridge Landfill closure charge	773	612	4,587	2,709
Expense from acquisition activities	328	450	1,862	2,687
Withdrawal costs - multiemployer pension plan	—	—	—	3,591
	186,032	179,015	715,287	690,215
Operating income	14,208	14,604	59,297	53,075
Other expense (income):
Interest expense, net	5,401	6,174	22,068	24,735
Other income	(466)	(480)	(1,073)	(1,439)
Other expense, net	4,935	5,694	20,995	23,296
Income before income taxes	9,273	8,910	38,302	29,779
Benefit for income taxes	(53,644)	(156)	(52,804)	(1,874)
Net income	$62,917	$9,066	$91,106	$31,653
Basic weighted average common shares outstanding	50,436	47,811	48,793	47,226
Basic earnings per common share	$1.25	$0.19	$1.87	$0.67
Diluted weighted average common shares outstanding	50,719	48,583	49,045	47,966
Diluted earnings per common share	$1.24	$0.19	$1.86	$0.66

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2020	December 31, 2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$154,342	$3,471
Accounts receivable, net of allowance for credit losses	74,198	80,205
Other current assets	18,714	19,137
Total current assets	247,254	102,813
Property, plant and equipment, net of accumulated depreciation and amortization	510,512	443,825
Operating lease right-of-use assets	95,310	108,025
Goodwill	194,901	185,819
Intangible assets, net of accumulated amortization	58,324	58,721
Restricted assets	1,848	1,586
Cost method investments	11,264	11,264
Deferred income taxes	61,163	8,577
Other non-current assets	13,322	11,552
Total assets	$1,193,898	$932,182
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current maturities of debt	$9,240	$4,301
Current operating lease liabilities	8,547	9,356
Accounts payable	49,198	64,396
Other accrued liabilities	64,223	52,536
Total current liabilities	131,208	130,589
Debt, less current portion	530,411	509,021
Operating lease liabilities, less current portion	60,979	70,709
Other long-term liabilities	109,158	99,110
Total stockholders' equity	362,142	122,753
Total liabilities and stockholders' equity	$1,193,898	$932,182

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Twelve Months Ended December 31,
	2020	2019
Cash Flows from Operating Activities:
Net income	$91,106	$31,653
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	90,782	79,790
Depletion of landfill operating lease obligations	7,781	7,711
Interest accretion on landfill and environmental remediation liabilities	7,090	6,976
Amortization of debt issuance costs	2,169	2,293
Stock-based compensation	8,219	7,223
Operating lease right-of-use assets expense	8,476	9,559
Loss (gain) on sale of property and equipment	936	(892)
Southbridge Landfill non-cash closure charge	263	74
Non-cash expense from acquisition activities	554	65
Withdrawal costs - multiemployer pension plan	—	2,230
Deferred income taxes	(52,288)	(1,244)
Changes in assets and liabilities, net of effects of acquisitions and divestitures	(25,166)	(28,609)
Net cash provided by operating activities	139,922	116,829
Cash Flows from Investing Activities:
Acquisitions, net of cash acquired	(32,457)	(75,379)
Additions to property, plant and equipment	(108,108)	(103,165)
Proceeds from sale of property and equipment	533	750
Proceeds from property insurance settlement	—	332
Net cash used in investing activities	(140,032)	(177,462)
Cash Flows from Financing Activities:
Proceeds from debt borrowings	157,000	197,800
Principal payments on debt	(149,378)	(243,374)
Payments of debt issuance costs	(1,531)	(749)
Proceeds from the exercise of share based awards	100	3,355
Proceeds from the public offering of Class A Common Stock	144,790	100,446
Proceeds from unregistered sale of Class A Common Stock	—	2,619
Net cash provided by financing activities	150,981	60,097
Net increase (decrease) in cash and cash equivalents	150,871	(536)
Cash and cash equivalents, beginning of period	3,471	4,007
Cash and cash equivalents, end of period	$154,342	$3,471
Supplemental Disclosure of Cash Flow Information:
Cash interest	$20,117	$23,183
Cash income tax refunds	$(1,534)	$(1,631)
Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Non-current assets obtained through long-term obligations	$18,069	$13,053

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
RECONCILIATION OF CERTAIN NON-GAAP MEASURES
(Unaudited)
(In thousands)
Non-GAAP Performance Measures
In addition to disclosing financial results prepared in accordance with generally accepted accounting principles in the United States ("GAAP"), the Company also presents non-GAAP performance measures such as Adjusted EBITDA, Adjusted Operating Income, Adjusted Net Income and Adjusted Diluted Earnings Per Common Share that provide an understanding of operational performance because it considers them important supplemental measures of the Company's performance that are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company's results. The Company also believes that identifying the impact of certain items as adjustments provides more transparency and comparability across periods. Management uses these non-GAAP performance measures to further understand its “core operating performance” and believes its “core operating performance” is helpful in understanding its ongoing performance in the ordinary course of operations. The Company believes that providing such non-GAAP performance measures to investors, in addition to corresponding income statement measures, affords investors the benefit of viewing the Company’s performance using the same financial metrics that the management team uses in making many key decisions and understanding how the core business and its results of operations has performed. The tables below set forth such performance measures on an adjusted basis to exclude such items:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Net income	$62,917	$9,066	$91,106	$31,653
Net income as a percentage of revenues	31.4%	4.7%	11.8%	4.3%
Benefit for income taxes	(53,644)	(156)	(52,804)	(1,874)
Other income	(466)	(480)	(1,073)	(1,439)
Interest expense, net	5,401	6,174	22,068	24,735
Expense from acquisition activities (i)	328	450	1,862	2,687
Southbridge Landfill closure charge (ii)	773	612	4,587	2,709
Withdrawal costs - multiemployer pension plan (iii)	—	—	—	3,591
Depreciation and amortization	23,501	21,646	90,782	79,790
Depletion of landfill operating lease obligations	2,070	2,131	7,781	7,711
Interest accretion on landfill and environmental remediation liabilities	1,766	1,666	7,090	6,976
Adjusted EBITDA	$42,646	$41,109	$171,399	$156,539
Adjusted EBITDA as a percentage of revenues	21.3%	21.2%	22.1%	21.1%
Depreciation and amortization	(23,501)	(21,646)	(90,782)	(79,790)
Depletion of landfill operating lease obligations	(2,070)	(2,131)	(7,781)	(7,711)
Interest accretion on landfill and environmental remediation liabilities	(1,766)	(1,666)	(7,090)	(6,976)
Adjusted Operating Income	$15,309	$15,666	$65,746	$62,062
Adjusted Operating Income as a percentage of revenues	7.6%	8.1%	8.5%	8.3%

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Net income	$62,917	$9,066	$91,106	$31,653
Expense from acquisition activities (i)	328	450	1,862	2,687
Southbridge Landfill closure charge (ii)	773	612	4,587	2,709
Withdrawal costs - multiemployer pension plan (iii)	—	—	—	3,591
Valuation allowance (iv)	(54,966)	—	(54,966)	—
Tax effect (v)	(300)	67	(1,756)	—
Adjusted Net Income	$8,752	$10,195	$40,833	$40,640

Diluted weighted average common shares outstanding	50,719	48,583	49,045	47,966

Diluted earnings per common share	$1.24	$0.19	$1.86	$0.66
Expense from acquisition activities (i)	0.01	0.01	0.04	0.06
Southbridge Landfill closure charge (ii)	0.02	0.01	0.09	0.06
Withdrawal costs - multiemployer pension plan (iii)	—	—	—	0.07
Valuation allowance (iv)	(1.09)	—	(1.12)	—
Tax effect (v)	(0.01)	—	(0.04)	—
Adjusted Diluted Earnings Per Common Share	$0.17	$0.21	$0.83	$0.85
(i)Expense from acquisition activities are primarily legal, consulting or other similar costs incurred during the period related to acquisition diligence, acquisition integration or select development projects as part of the Company’s strategic growth initiative.
(ii)Southbridge Landfill closure charge are expenses related to the unplanned early closure of the Southbridge Landfill along with associated legal activities. The Company initiated the unplanned, premature closure of the Southbridge Landfill in the fiscal year ended December 31, 2017 due to the significant capital investment required to obtain expansion permits and for future development coupled with an uncertain regulatory environment. The unplanned closure of the Southbridge Landfill reduced the economic useful life of the assets from prior estimates by approximately ten years. The Company expects to incur certain costs through completion of the closure process.
(iii)Withdrawal costs – multiemployer pension plan consists of a charge related to withdrawal from a multiemployer pension plan.
(iv)Valuation allowance consists of the income tax benefit associated with our assessment on the recoverability of deferred tax assets and the resulting unwinding of our valuation allowance pertaining to the majority of our net operating loss carryforwards and other deferred tax assets.
(v)Tax effect of the adjustments is an aggregate of the current and deferred tax impact of each adjustment, including the impact to the effective tax rate, current provision and deferred provision. The computation considers all relevant impacts of the adjustments, including available net operating loss carryforwards and the impact on the remaining valuation allowance. Amounts in the prior quarters has been adjusted to $442, $248, $766 for the three months ended March 31, 2020, June 30, 2020 and September 30, 2020, respectively, computed as if the valuation allowance was released at the beginning of the year and excluding the tax benefit from the release.

Non-GAAP Liquidity Measures
In addition to disclosing financial results prepared in accordance with GAAP, the Company also presents non-GAAP liquidity measures such as Adjusted Free Cash Flow, Bank Consolidated EBITDA, Consolidated Funded Debt, Net and Consolidated Net Leverage Ratio that provide an understanding of the Company's liquidity because it considers them important supplemental measures of its liquidity that are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company's cash flow generation from its core operations that are then available to be deployed for strategic acquisitions, growth investments, development projects, unusual landfill closures, site improvement and remediation, and strengthening the Company’s balance sheet through paying down debt. The Company also believes that identifying the impact of certain items as adjustments provides more transparency and comparability across periods. Management uses non-GAAP liquidity measures to understand the Company’s cash flow provided by operating activities after certain expenditures along with its consolidated net leverage and believes that these measures demonstrate the Company’s ability to execute on its strategic initiatives. The Company believes that providing such non-GAAP liquidity measures to investors, in addition to corresponding cash flow statement measures, affords investors the benefit of viewing the Company’s liquidity using the same financial metrics that the management team uses in making many key decisions and understanding how the core business and cash flow generation has performed. The tables below, in some instances on an adjusted basis to exclude certain items, set forth such liquidity measures:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Net cash provided by operating activities	$28,007	$45,334	$139,922	$116,829
Capital expenditures	(30,837)	(27,167)	(108,108)	(103,165)
Proceeds from sale of property and equipment	103	208	533	750
Proceeds from property insurance settlement	—	—	—	332
Southbridge Landfill closure and Potsdam environmental remediation (i)	4,169	4,362	8,906	15,445
Cash outlays from acquisition activities (ii)	323	456	1,307	2,622
Post acquisition and development project capital expenditures (iii)	3,504	5,870	16,014	17,782
Waste USA Landfill phase VI capital expenditures (iv)	3,873	2,303	10,573	4,873
Adjusted Free Cash Flow	$9,142	$31,366	$69,147	$55,468
(i)Southbridge Landfill closure and Potsdam environmental remediation are cash outlays associated with the unplanned closure of the Southbridge Landfill and the Company's portion of costs associated with environmental remediation at Potsdam, which are added back when calculating Adjusted Free Cash Flow due to their non-recurring nature and the significance of the related cash flows. The Company initiated the unplanned closure of the Southbridge Landfill in the fiscal year ended December 31, 2017 and expects to incur cash outlays through completion of the closure and environmental remediation process. The Potsdam site was deemed a Superfund site in 2000 and is not associated with current operations.
(ii)Cash outlays from acquisition activities are cash outlays for transaction and integration costs relating to specific acquisition transactions and include legal, environmental, valuation and consulting as well as asset, workforce and system integration costs as part of the Company’s strategic growth initiative.
(iii)Post acquisition and development project capital expenditures are (x) acquisition related capital expenditures that are necessary to optimize strategic synergies associated with integrating newly acquired operations as contemplated by the discounted cash flow return analysis conducted by management as part of the acquisition investment decision; and (y) non-routine development investments that are expected to provide long-term returns. Acquisition related capital expenditures include the following costs required to achieve initial operating synergies: trucks, equipment and machinery; and facilities, land, IT infrastructure or related upgrades to integrate operations.
(iv)Waste USA Landfill phase VI capital expenditures are capital expenditures related to Waste USA Landfill phase VI construction and development that are added back when calculating Adjusted Free Cash Flow due to the specific nature of this investment in the development of long-term infrastructure which is different from landfill construction investments in the normal course of operations. This investment at the Waste USA Landfill is unique because the Company is investing in long-term infrastructure over an estimated four year period that will not yield a positive economic benefit until 2023 and extending over approximately 20 years.
Following is the Consolidated Net Leverage Ratio and the reconciliations of Consolidated Funded Debt, Net from debt and Bank Consolidated EBITDA from Net cash provided by operating activities:

	Twelve Months Ended December 31, 2020	Covenant Requirement at December 31, 2020
Consolidated Net Leverage Ratio (i)	2.76	4.00
(i)Our credit agreement requires us to maintain a maximum consolidated net leverage ratio, to be measured at the end of each fiscal quarter ("Consolidated Net Leverage Ratio"). The Consolidated Net Leverage Ratio is calculated as consolidated debt, net of unencumbered cash and cash equivalents in excess of $2,000 and up to $50,000 ("Consolidated Funded Debt, Net", calculated at $498,419 as of December 31, 2020, or $548,419 of consolidated debt, less $50,000 of cash and cash equivalents in excess of $2,000 and up to $50,000 as of December 31, 2020), divided by consolidated EBITDA as defined by our credit agreement ("Bank Consolidated EBITDA"). Bank Consolidated EBITDA is based on operating results for the twelve months preceding the measurement date of December 31, 2020. A reconciliation of Bank Consolidated EBITDA from Net cash provided by operating activities is as follows:

Twelve Months Ended December 31, 2020
Net cash provided by operating activities	$139,922
Changes in assets and liabilities, net of effects of acquisitions and divestitures	25,166
Loss on sale of property and equipment	(936)
Non-cash expense from acquisition activities	(554)
Southbridge Landfill non-cash closure charge	(263)
Operating lease right-of-use assets expense	(8,476)
Stock-based compensation	(8,219)
Interest expense, less amortization of debt issuance costs	20,202
Benefit for income taxes, net of deferred income taxes	(516)
Adjustments as allowed by the credit agreement	14,130
Bank Consolidated EBITDA	$180,456

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
RECONCILIATION OF FISCAL YEAR 2021 OUTLOOK NON-GAAP MEASURES
(Unaudited)
(In thousands)

Following is a reconciliation of the Company's estimated Adjusted EBITDA (i) from estimated Net income for fiscal year 2021:

(Estimated) Fiscal Year Ending December 31, 2021
Net income	$33,000 - $37,000
Provision for income taxes	14,000
Other income	(500)
Interest expense, net	22,500
Expense from acquisition activities	1,000
Southbridge Landfill closure charge	1,000
Depreciation and amortization	98,000
Depletion of landfill operating lease obligations	8,000
Interest accretion on landfill and environmental remediation liabilities	7,000
Adjusted EBITDA	$184,000 - $188,000
Following is a reconciliation of the Company's estimated Adjusted Free Cash Flow (i) from estimated Net cash provided by operating activities for fiscal year 2021:

(Estimated) Fiscal Year Ending December 31, 2021
Net cash provided by operating activities	$149,000 - $153,000
Capital expenditures	(113,000)
Southbridge Landfill closure and Potsdam environmental remediation	10,000
Cash outlays from acquisition activities	1,000
Post acquisition and development project capital expenditures	15,000
Waste USA Landfill phase VI capital expenditures	13,000
Adjusted Free Cash Flow	$75,000 - $79,000
(i)See footnotes for Non-GAAP Performance Measures and Non-GAAP Liquidity Measures included in the Reconciliation of Certain Non-GAAP Measures for further disclosure over the nature of the various adjustments to estimated Adjusted EBITDA and estimated Adjusted Free Cash Flow.

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA TABLES
(Unaudited)
(In thousands)
Amounts of total revenues attributable to services provided for the three and twelve months ended December 31, 2020 and 2019 are as follows:

	Three Months Ended December 31,
	2020	% of Total Revenues	2019	% of Total Revenues
Collection	$100,600	50.2%	$97,930	50.6%
Disposal	45,575	22.8%	47,149	24.4%
Power generation	1,141	0.6%	921	0.5%
Processing	1,937	0.9%	1,750	0.8%
Solid waste operations	149,253	74.5%	147,750	76.3%
Organics	14,504	7.3%	13,658	7.0%
Customer solutions	22,458	11.2%	21,397	11.1%
Recycling	14,025	7.0%	10,814	5.6%
Resource solutions operations	50,987	25.5%	45,869	23.7%
Total revenues	$200,240	100.0%	$193,619	100.0%

	Twelve Months Ended December 31,
	2020	% of Total Revenues	2019	% of Total Revenues
Collection	$391,438	50.5%	$372,041	50.1%
Disposal	175,546	22.7%	181,895	24.5%
Power generation	4,072	0.5%	3,576	0.5%
Processing	7,218	1.0%	7,175	0.9%
Solid waste operations	578,274	74.7%	564,687	76.0%
Organics	59,394	7.6%	56,326	7.5%
Customer solutions	86,680	11.2%	79,457	10.7%
Recycling	50,236	6.5%	42,820	5.8%
Resource solutions operations	196,310	25.3%	178,603	24.0%
Total revenues	$774,584	100.0%	$743,290	100.0%

Components of revenue growth for the three months ended December 31, 2020 compared to the three months ended December 31, 2019 are as follows:

	Amount	% of Related Business	% of Operations	% of Total Company
Solid waste operations:
Collection	$3,698	3.8%	2.5%	1.9%
Disposal	1,992	4.2%	1.4%	1.0%
Solid waste price	5,690		3.9%	2.9%
Collection	(2,939)		(2.0)%	(1.5)%
Disposal	(4,105)		(2.8)%	(2.1)%
Processing	181		0.2%	0.1%
Solid waste volume	(6,863)		(4.6)%	(3.5)%
Fuel surcharge and other fees	(1,613)		(1.2)%	(0.8)%
Commodity price and volume	231		0.2%	0.1%
Acquisitions, net divestitures	4,053		2.7%	2.1%
Closed operations	5		—%	—%
Total solid waste operations	1,503		1.0%	0.8%
Resource solutions operations:
Organics	846		1.8%	0.4%
Customer solutions	1,061		2.3%	0.5%
Recycling:
Commodity price	3,272	30.3%	7.1%	1.7%
Processing price	(845)	(7.8)%	(1.8)%	(0.4)%
Volume	484	4.5%	1.1%	0.3%
Commodity acquisition	300	2.7%	0.6%	0.1%
Recycling	3,211	29.7%	7.0%	1.7%
Total resource solutions operations	5,118		11.1%	2.6%
Total company	$6,621			3.4%

Solid waste internalization rates by region for the three and twelve months ended December 31, 2020 and 2019 are as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Eastern region	44.7%	49.4%	47.0%	49.7%
Western region	59.0%	57.6%	60.7%	60.2%
Solid waste internalization	52.2%	53.7%	54.2%	54.9%

Components of capital expenditures (i) for the three and twelve months ended December 31, 2020 and 2019 are as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Growth capital expenditures:
Post acquisition and development project	$3,504	$5,870	$16,014	$17,782
Waste USA Landfill phase VI	3,873	2,303	10,573	4,873
Other	2,452	740	4,362	1,582
Growth capital expenditures	9,829	8,913	30,949	24,237
Replacement capital expenditures:
Landfill development	7,061	5,637	36,981	26,915
Vehicles, machinery, equipment and containers	10,022	8,867	30,846	42,828
Facilities	2,611	2,946	5,170	7,001
Other	1,314	804	4,162	2,184
Replacement capital expenditures	21,008	18,254	77,159	78,928
Capital expenditures	$30,837	$27,167	$108,108	$103,165

(i)The Company's capital expenditures are broadly defined as pertaining to either growth or replacement activities. Growth capital expenditures are defined as costs related to development projects, organic business growth, and the integration of newly acquired operations. Growth capital expenditures include costs related to the following: 1) post acquisition and development projects that are necessary to optimize strategic synergies associated with integrating newly acquired operations as contemplated by the discounted cash flow return analysis conducted by management as part of the acquisition investment decision as well as non-routine development investments that are expected to provide long-term returns and includes the following capital expenditures required to achieve initial operating synergies: trucks, equipment and machinery; and facilities, land, IT infrastructure or related upgrades to integrate operations; 2) Waste USA Landfill phase VI construction and development for long-term infrastructure, which is unique and different from landfill construction investments in the normal course of operations because the Company is investing in long-term infrastructure over an estimated four year period that will not yield a positive economic benefit until 2023 and extending over approximately 20 years; and 3) development of new airspace, permit expansions, and new recycling contracts, equipment added directly as a result of organic business growth and infrastructure added to increase throughput at transfer stations and recycling facilities. Replacement capital expenditures are defined as landfill cell construction costs not related to expansion airspace, costs for normal permit renewals, and replacement costs for equipment due to age or obsolescence.